VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS

Fourth quarter net revenues increased 1.0% to $154.1 million

Fourth quarter net income totaled $15.7 million, or $0.41 per diluted share

Company ends fiscal year with strong cash position of $97.7 million and no debt

FORT WAYNE, Ind., March 9, 2016 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 30, 2016 (“fiscal 2016”).

Summary of Fourth Quarter Financial Performance

Net revenues totaled $154.1 million for the current year fourth quarter ended January 30, 2016, compared to $152.6 million in the prior year fourth quarter ended January 31, 2015, an increase of 1.0%.

For the current year fourth quarter, the Company posted net income of $15.7 million, or $0.41 per diluted share. For the prior year fourth quarter, the Company recorded net income of $17.3 million, or $0.43 per diluted share.

Summary of Fiscal 2016 Financial Performance

Net revenues totaled $502.6 million for fiscal 2016, compared to revenues from continuing operations of $509.0 million for the fiscal year ended January 31, 2015 (“fiscal 2015”).

For the current year, the Company posted net income of $27.6 million, or $0.71 per diluted share. These results included net after-tax charges of $4.2 million (all recorded in the first quarter of fiscal 2016) comprised of:

•	$2.1 million related to the closing of its Indiana manufacturing facility, primarily related to severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an increase in income tax reserves for uncertain federal and state tax positions related to research and development credits.

Excluding these charges, the Company’s income totaled $31.8 million, or $0.82 per diluted share, for the current year. Income from continuing operations totaled $40.8 million, or $1.00 per diluted share, for fiscal 2015.

Comments on Performance

Robert Wallstrom, Chief Executive Officer, noted, “We are pleased with our fourth quarter sales and EPS performance, both of which were within our guidance. We generated these results despite the continued challenging and promotional retail environment.

“While our overall fourth quarter comparable sales (including e-commerce) fell 4.6%, our comparable store sales were essentially flat, declining just 0.2%. E-commerce sales were once again negatively impacted by reduced promotional activity. However, both comparable sales and comparable store sales trends sequentially improved each quarter of the fiscal year.”

Wallstrom continued, “We took a very disciplined approach to enhancing gross profit in fiscal 2016, and we are especially proud of our 370 basis point gross profit percentage increase for the year. This improvement was largely driven by sourcing efficiencies, our made-for-outlet (“MFO”) products, and substantially reduced promotional activity. We eliminated our hyper-promotions of 60% to 70% off and pared back the number of days on which we ran promotions by nearly 20% for the year.”

Comments on Fiscal 2016 Accomplishments

“Fiscal 2016 was the second year of our multi-year turnaround, and we made significant progress against key elements of our long-term strategic plan,” Wallstrom also noted. “Specifically:

•	In product, we:

◦
delivered innovation, newness, and diversification through the introduction of several new fabrications, the launch of our Collegiate Collection, and partnering with industry experts to launch our fragrance collection and expand our jewelry collection;

◦	continued to strategically segment our offerings by channel; and

◦	substantially enhanced our gross profit percentage through sourcing efficiencies, higher penetration of our MFO product, and meaningfully reducing our promotional activity.

•	In distribution, we:

◦	opened 15 full-line stores, all in our new modern store design;

◦	opened 11 factory stores and successfully transitioned to a MFO model;

◦	made key improvements to verabradley.com, including enhanced search, which increased conversion; and

◦	nearly doubled our department store presence at Macy’s, added distribution at select Belk and Bon-Ton stores, and began our Amazon partnership.

•	We began to modernize our marketing and increase brand and product awareness through:

◦	launching our multi-media ‘I AM’ national ad campaign;

◦	increased investment behind social media, resulting in a significant increase in our social community as well as coverage from a broader range of fashion and lifestyle bloggers;

◦	editorial and media attention in such fashion publications as Elle, InStyle, and Teen Vogue as well as online partners like Pandora, SheKnows, Polyvore, and Spotify ; and

◦	the introduction of our Campus Ambassador program on several college campuses.”

Looking Ahead

Wallstrom added, “Our top priority continues to be to make Vera Bradley more relevant in order to attract even more new customers to the brand. We are continuing to execute our long-term strategic plan laid out in March 2014, focusing on the key planks of product, distribution, and marketing.

“We have taken a very methodical approach over the last two years evolving, modernizing, and diversifying our product offering and laying the foundation for stronger distribution channels. While these two planks are still critical and evolving, our focus has also broadened to branding and marketing.

“Over the last several months, we have been working closely with an outside agency to evolve our brand in order to create the most exciting future for Vera Bradley. We have more clearly defined our target aspirational customer and evolved our brand positioning. As a result of this collaborative work, we now have a clearer direction and roadmap to assure our brand is more modern and relevant to our customer.”

Wallstrom concluded, “Our three main objectives for fiscal 2017 are to complete our brand transformation, drive core growth, and to begin to explore additional licensing and international growth opportunities. We realize it will take more time and effort to return the business to solid growth, but we are excited about our refined brand positioning and energized about the future. We believe we are positioned to begin generating positive comparable growth in the second half of this fiscal year.”

Fourth Quarter Details

Current year fourth quarter net revenues of $154.1 million were near the high end of the Company’s range of guidance of $151 million to $155 million. Prior year fourth quarter revenues totaled $152.6 million.

Current year fourth quarter Direct segment revenues totaled $112.9 million, a 4.9% increase from $107.7 million in the prior year fourth quarter. Comparable sales (including e-commerce) decreased 4.6% for the quarter (reflecting a 0.2% decline in comparable store sales and a 10.0% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 15 full-line and 11 factory outlet stores during the past 12 months). Fourth quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, partially resulting from reduced promotional activity.

Indirect segment revenues decreased 8.4% to $41.2 million from $44.9 million in the prior year fourth quarter, primarily due to lower average order size from the Company’s specialty retail accounts and a modest year-over-year reduction in the total number of specialty retail accounts.

Gross profit for the quarter totaled $89.6 million, or 58.2% of net revenues, compared to $80.0 million, or 52.4% of net revenues, in the prior year fourth quarter. The year-over-year 580 basis point gross profit percentage improvement primarily related to sourcing efficiencies (lower product costs combined with leveraged overhead costs resulting from cost reductions at and the ultimate closing of the Company’s domestic manufacturing facility as well as an increase in units manufactured), modestly reduced promotional activity, and increased sales penetration of higher-margin MFO products. The gross profit percentage fell slightly below the guidance range of 58.3% to 58.7%. The prior year gross profit rate was negatively impacted by approximately 160 basis points primarily related to charges associated with the planned closing of the Company’s domestic manufacturing facility.

SG&A expense totaled $64.9 million, or 42.1% of net revenues, in the current year fourth quarter, compared to $54.7 million, or 35.8% of net revenues, in the prior year fourth quarter. As expected, SG&A dollars increased over the prior year primarily due to investments in new stores, incremental store impairment charges, incremental incentive compensation, and additional marketing expenditures. SG&A as a percentage of net revenues fell at the low end of the Company’s guidance range of 42.0% to 42.5%.

Operating income totaled $25.4 million, or 16.5% of net revenues, in the current year fourth quarter, compared to $25.9 million, or 17.0% of net revenues, in the prior year fourth quarter. By segment, Direct operating income was $30.3 million, or 26.8% of sales, compared to $29.4 million, or 27.3% of sales, in the prior year, and Indirect operating income was $16.7 million, or 40.5% of sales, compared to $15.6 million, or 34.8% of sales, in the prior year.

Fiscal Year 2016 Details

Current fiscal year income statement numbers referenced below exclude the previously outlined first quarter charges related to the Company’s manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment. Prior fiscal year income statement numbers referenced below reflect the Company’s continuing operations.

For the current fiscal year, net revenues totaled $502.6 million compared to $509.0 million in the prior year and at the upper end of the Company’s guidance range of $499 million to $503 million.

Direct segment revenues for the current fiscal year totaled $351.3 million, a 4.7% increase from $335.6 million last year. Comparable sales (including e-commerce) decreased 10.6% for the fiscal year (reflecting an 8.6% decline in comparable store sales and a 13.2% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 15 full-line and 11 factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, partially resulting from reduced promotional activity.

Indirect segment revenues decreased 12.7% to $151.3 million from $173.4 million in the prior year, primarily due to lower average order size from the Company’s specialty retail accounts. In addition, there was a modest year-over-year reduction in the total number of specialty retail accounts.

Excluding the aforementioned charges, gross profit for the fiscal year totaled $284.6 million, or 56.6% of net revenues, compared to $269.0 million, or 52.9% of net revenues, in the prior year. The year-over-year 370 basis point gross profit percentage improvement primarily related to sourcing efficiencies, increased sales penetration of higher-margin MFO products, reduced promotional activity and lower levels of liquidation sales. Gross profit was in line with guidance of approximately 56.7%.

Excluding the aforementioned charges, SG&A expense totaled $234.4 million, or 46.6% of net revenues, in the current fiscal year, compared to $208.7 million, or 41.0% of net revenues, in the prior year. As expected, SG&A dollars increased over the prior year primarily due to investments in new stores, incremental marketing spending, and additional incentive compensation as well as incremental store impairment charges. The SG&A rate was in line with guidance of approximately 46.7%.

Excluding the aforementioned charges, operating income totaled $52.6 million, or 10.5% of net revenues, for the current fiscal year, compared to $64.1 million, or 12.6% of net revenues, last year. By segment, Direct operating income was $77.6 million, or 22.1% of sales (which excluded $3.5 million of the aforementioned charges), compared to $74.1 million, or 22.1% of sales, in the prior year, and Indirect operating income was $61.6 million, or 40.7% of sales (which excluded $1.1 million of the aforementioned charges), compared to $66.2 million, or 38.2% of sales, in the prior year.

Net capital spending for the fourth quarter and full fiscal year totaled $3.5 million and $26.3 million, respectively. Capital spending was modestly below guidance of approximately $28 million primarily due to the timing of expenditures.

On December 8, 2015, the Company’s board of directors approved another share repurchase program authorizing up to $50 million in common stock repurchases, after the August 2015 completion of its existing $40 million program. The new share repurchase program expires in December 2017.

During the fourth quarter, the Company repurchased approximately $4.1 million worth of its common stock (approximately 0.3 million shares at an average price of $14.64). These fourth quarter repurchases bring the total repurchased during the fiscal year to $31.2 million (approximately 2.5 million shares at an average repurchase price of $12.57).

Cash and cash equivalents as of January 30, 2016 totaled $97.7 million compared to $112.3 million at January 31, 2015. The Company had no debt outstanding at fiscal year end. Year-end inventory was $113.6 million compared to $98.4 million at last fiscal year end and below guidance of $118 million to $122 million, primarily due to timing of fourth quarter receipts.

First Quarter and Fiscal Year 2017 Outlook

Prior year first quarter and full-year numbers referenced below exclude the aforementioned charges.

For the first quarter of fiscal 2017, the Company expects:

•	Net revenues of $105 million to $109 million compared to prior year first quarter revenues of $101.1 million.

•
A gross profit percentage of 56.7% to 57.2% compared to 54.5% in the prior year first quarter. The planned improvement reflects sourcing efficiencies and increased sales penetration of higher-margin MFO products.

•	SG&A as a percentage of net revenues of 53.5% to 54.8% compared to 54.5% in the prior year first quarter.

•
Diluted earnings per share from continuing operations of $0.04 to $0.06, based on diluted weighted-average shares outstanding of 37.6 million and an effective tax rate of 45.7%. Diluted earnings per share from continuing operations totaled $0.00 in the prior year first quarter.

•	Inventory of $114 million to $119 million at the end of the first quarter, compared to $101.8 million at the end of last year’s first quarter.

For fiscal 2017, the Company expectations are as follows:

•	Net revenues of $510 million to $525 million compared to $502.6 million last year.

•	A gross profit percentage of 57.7% to 58.1% compared to 56.6% last year. The planned improvement reflects sourcing efficiencies and increased sales penetration of higher-margin MFO products.

•
SG&A as a percentage of net revenues of 47.2% to 47.5% compared to 46.6% last year. The planned increase is primarily related to incremental expenses related to new stores, e-commerce, and incentive compensation.

•
Diluted earnings per share from continuing operations of $0.90 to $0.98, based on diluted weighted-average shares outstanding of 36.9 million and an effective tax rate of 38.3%. Diluted earnings per share from continuing operations totaled $0.82 last year.

•	Net capital spending of approximately $20 million compared to $26.3 million in the prior year.

Discontinued Operations

In June 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct business in Japan during the third quarter of fiscal 2015 and has accounted for it as a discontinued operation.

Call Information

A conference call to discuss fourth quarter and year end results is scheduled for today, Wednesday, March 9, 2016, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com.

Alternatively, interested parties may dial into the call at (888) 471-3831, and enter the access code 6334245. A replay will be available shortly after the conclusion of the call and remain available through March 23, 2016. To access the recording, listeners should dial (877) 870-5176, and enter the access code 6334245.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,600 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidation.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 31, 2015, and its Form 10-K for the fiscal year ended January 30, 2016 to be filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 30, 2016	January 31, 2015
Assets
Current assets:
Cash and cash equivalents	$97,681	$112,292
Accounts receivable, net	31,294	31,374
Inventories	113,590	98,403
Income taxes receivable	785	3,208
Prepaid expenses and other current assets	10,292	9,100
Deferred income taxes	—	13,320
Total current assets	253,642	267,697
Property, plant, and equipment, net	113,711	109,003
Deferred income taxes	11,363	—
Other assets	1,963	584
Total assets	$380,679	$377,284
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,606	$32,906
Accrued employment costs	14,937	14,595
Other accrued liabilities	16,924	15,548
Income taxes payable	10,085	—
Total current liabilities	66,552	63,049
Deferred income taxes	—	5,297
Other long-term liabilities	28,872	24,467
Total liabilities	95,424	92,813
Shareholders’ equity:
Additional paid-in capital	85,436	80,992
Retained earnings	244,009	216,451
Accumulated other comprehensive loss	(43)	(15)
Treasury stock	(44,147)	(12,957)
Total shareholders’ equity	285,255	284,471
Total liabilities and shareholders’ equity	$380,679	$377,284

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net revenues	$154,096	$152,629	$502,598	$508,990
Cost of sales	64,453	72,587	221,409	239,981
Gross profit	89,643	80,042	281,189	269,009
Selling, general, and administrative expenses	64,860	54,693	236,836	208,675
Other income	635	584	2,369	3,736
Operating income	25,418	25,933	46,722	64,070
Interest expense, net	54	88	263	407
Income from continuing operations before income taxes	25,364	25,845	46,459	63,663
Income tax expense	9,653	8,502	18,901	22,828
Income from continuing operations	15,711	17,343	27,558	40,835
Loss from discontinued operations, net of taxes	—	—	$—	$(2,386)
Net income	$15,711	$17,343	$27,558	$38,449

Basic weighted-average shares outstanding	37,924	40,286	38,795	40,568
Diluted weighted-average shares outstanding	38,053	40,371	38,861	40,632
Net income (loss) per share - basic
Continuing operations	$0.41	$0.43	$0.71	$1.01
Discontinued operations	—	—	—	(0.06)
Net income	$0.41	$0.43	$0.71	$0.95
Net income (loss) per share - diluted
Continuing operations	$0.41	$0.43	$0.71	$1.00
Discontinued operations	—	—	—	(0.06)
Net income	$0.41	$0.43	$0.71	$0.95

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 30, 2016	January 31, 2015
Cash flows from operating activities
Net income	$27,558	$38,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	22,173	15,216
Provision for doubtful accounts	515	(148)
Loss on disposal of property, plant, and equipment	141	21
Stock-based compensation	5,027	3,513
Deferred income taxes	(3,340)	428
Discontinued operations	—	996
Changes in assets and liabilities:
Accounts receivable	(435)	(2,052)
Inventories	(15,187)	38,520
Prepaid expenses and other assets	(2,571)	1,353
Accounts payable	(8,665)	2,873
Income taxes	12,508	(4,833)
Accrued and other liabilities	5,546	9,476
Net cash provided by operating activities	43,270	103,812
Cash flows from investing activities
Purchases of property, plant, and equipment	(26,322)	(37,128)
Net cash used in investing activities	(26,322)	(37,128)
Cash flows from financing activities
Tax withholdings for equity compensation	(583)	(674)
Repurchase of common stock	(30,870)	(12,841)
Other financing activities, net	(78)	(89)
Net cash used in financing activities	(31,531)	(13,604)
Effect of exchange rate changes on cash and cash equivalents	(28)	(3)
Net (decrease) increase in cash and cash equivalents	(14,611)	53,077
Cash and cash equivalents, beginning of period	112,292	59,215
Cash and cash equivalents, end of period	$97,681	$112,292
Supplemental disclosure of cash-flow information
Income taxes paid	$9,302	$25,957
Interest paid	$259	$275
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$436	$116
Expenditures incurred but not yet paid as of January 31, 2015 and February 1, 2014	$116	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$2,872	$2,172
Expenditures incurred but not yet paid as of January 31, 2015 and February 1, 2014	$2,172	$—

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$281,189	$(3,434)	[1]	$284,623
Selling, general, and administrative expenses	236,836	2,483	[2]	234,353
Operating income (loss)	46,722	(5,917)		52,639
Income (loss) from continuing operations before income taxes	46,459	(5,917)		52,376
Income tax expense (benefit)	18,901	(1,698)	[3]	20,599
Income (loss) from continuing operations	27,558	(4,219)		31,777
Diluted net income (loss) per share from continuing operations	$0.71	$(0.11)		$0.82

Direct segment operating income (loss)	$74,114	$(3,470)	[4]	$77,584
Indirect segment operating income (loss)	$60,409	$(1,146)	[5]	$61,555
Unallocated corporate expenses	$(87,801)	$(1,301)	[6]	$(86,500)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge